Exhibit 99.1

Kroger Reports Fourth Quarter and Full-Year 2025 Results and

Announces Guidance for 2026

Fourth Quarter Highlights

•	Identical Sales without fuel increased 2.4%
•	Operating Profit of $1,246 million; EPS of $1.35
•	Adjusted FIFO Operating Profit of $1,206 million and Adjusted EPS of $1.28
•	Adjusted eCommerce sales[1] increased 20%

Fiscal 2025 Highlights

•	Identical Sales without fuel[2] increased 2.9%
•	Operating Profit of $1.9 billion; EPS of $1.54
o	Includes $2.5 billion in previously announced impairment and related charges ($2.91 loss per diluted share) for the automated fulfillment network
•	Adjusted FIFO Operating Profit of $4.9 billion and Adjusted EPS of $4.85
•	Delivered more than $16 billion in eCommerce sales
•	Completed eCommerce strategic review, which is expected to deliver $400 million in eCommerce operating profit improvement in 2026, and establish a path to eCommerce profitability
•	Delivered $1.5B in Operating Profit from Alternative Profit Businesses
•	Achieved strong Adjusted Free Cash Flow
•	Completed a $7.5 billion share repurchase authorization, including a $5 billion accelerated share repurchase program and $2.5 billion in open market transactions; Board of Directors approved an additional $2 billion share repurchase authorization
•	Appointed Greg Foran as Chief Executive Officer

CINCINNATI, March 5, 2026 – The Kroger Co. (NYSE: KR) today reported its fourth quarter and fiscal year 2025 results, provided 2026 guidance, and shared progress on key priorities.

1 Adjusted eCommerce sales exclude the effect of fulfillment center exits in markets where Kroger does not operate stores, the sale of Vitacost, and the discontinuation of Ship Marketplace.

2 Excludes adjustment items

Comments from CEO Greg Foran

“Kroger delivered a strong finish to the year, with improving market share trends and solid sales growth that reflect meaningful progress strengthening the business.

We have the right foundation in place, and I’m focused on making it even stronger by delivering more value to customers, improving the customer experience in stores and online, and driving cost savings and productivity to fund our growth."

Fourth Quarter Financial Results

	4Q25 ($ in millions; except EPS)	4Q24 ($ in millions; except EPS)
ID Sales(1) (Table 4)	2.4%	2.4%
Earnings Per Share	$1.35	$0.90
Adjusted EPS (Table 6)	$1.28	$1.14
Operating Profit	$1,246	$912
Adjusted FIFO Operating Profit (Table 7)	$1,206	$1,174
Gross Margin (Table 9)	23.1%	22.7%
FIFO Gross Margin Rate(2)	No change
OG&A Rate(3)	Increased 21 basis points

(1) Without fuel and adjustment items, if applicable, and includes an unfavorable 38 basis point impact from the Inflation Reduction Act.

(2) Without rent, depreciation and amortization, fuel and adjustment items, if applicable.

(3) Without fuel and adjustment items, if applicable.

Total company sales were $34.7 billion in the fourth quarter compared to $34.3 billion for the same period last year. Excluding fuel, sales increased 2.1% compared to the same period last year.

Gross margin was 23.1% of sales for the fourth quarter compared to 22.7% for the same period last year. The result was primarily attributable to sourcing improvements, lower supply chain costs, better fuel margins, decreased depreciation, and lower shrink, partially offset by price investments and the mix effect from growth in pharmacy sales, which has lower margins.

The FIFO gross margin rate, excluding rent, depreciation and amortization, and fuel, was flat compared to the same period last year. The result was primarily attributable to sourcing improvements, lower supply chain costs, and lower shrink offset by price investments and the mix effect from growth in pharmacy sales, which has lower margins.

The LIFO charge for the quarter was $11 million, compared to a LIFO charge of $30 million for the same period last year.

The Operating, General and Administrative rate, excluding fuel and adjustment items, increased 21 basis points compared to the same period last year. The increase in rate was primarily attributable to cycling real estate gains from a year ago and labor investments to improve the customer experience, partially offset by lower incentive plan costs and improved productivity.

Fiscal 2025 Financial Results

	2025 ($ in billions; except EPS)	2024 ($ in billions; except EPS)
ID Sales(1) (Table 4)	2.9%	1.5%
Earnings Per Share(2)	$1.54	$3.67
Adjusted EPS (Table 6)	$4.85	$4.47
Operating Profit(2)	$1.9	$3.8
Adjusted FIFO Operating Profit (Table 7)	$4.9	$4.7
Gross Margin (Table 9)	22.9%	22.3%
FIFO Gross Margin Rate(3)	Increased 44 basis points (including 30 basis points increase from the sale of Kroger Specialty Pharmacy)
OG&A Rate(4)	Increased 29 basis points (including 22 basis points increase from the sale of Kroger Specialty Pharmacy)

(1) Without fuel and adjustment items, if applicable, and includes an unfavorable 9 basis point impact from the Inflation Reduction Act.

(2) Includes $2.5 billion in previously announced impairment and related charges ($2.91 loss per diluted share) for the automated fulfillment network in 2025.

(3) Without rent, depreciation and amortization, fuel and adjustment items, if applicable.

(4) Without fuel and adjustment items, if applicable.

Total company sales were $147.6 billion in 2025 compared to $147.1 billion in 2024, which included $2.0 billion from Kroger Specialty Pharmacy sales. Excluding fuel and Kroger Specialty Pharmacy in both periods, sales increased 3.0% compared to last year.

Gross margin was 22.9% of sales for 2025 compared to 22.3% last year. The improvement in rate was primarily attributable to the sale of Kroger Specialty Pharmacy, sourcing improvements, lower fuel sales, lower shrink, and lower supply chain costs partially offset by the mix effect from growth in pharmacy sales, which has lower margins, and price investments.

The FIFO gross margin rate, excluding rent, depreciation and amortization, fuel, and adjustment items, increased 44 basis points compared to last year. The improvement in rate was primarily attributable to the sale of Kroger Specialty Pharmacy, sourcing improvements, lower shrink, and lower supply chain costs partially offset by the mix effect from growth in pharmacy sales, which has lower margins, and price investments.

The LIFO charge for 2025 was $157 million, compared to a LIFO charge of $95 million last year.

The Operating, General and Administrative rate, excluding fuel and adjustment items, increased 29 basis points compared to last year. The increase in rate was primarily attributable to the sale of Kroger Specialty Pharmacy, partially offset by improved productivity.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval.

As part of its previously announced $7.5 billion share repurchase authorization, Kroger executed a $5 billion accelerated share repurchase program and subsequently completed repurchases of the remaining authorization through open market share transactions by the end of fiscal 2025.

In December 2025, Kroger’s Board of Directors approved an additional $2 billion share repurchase authorization. Kroger expects to complete these repurchases by the end of Fiscal 2026.

Kroger’s net total debt to adjusted EBITDA ratio is 1.76, compared to 1.79 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to invest in the business and enhance shareholder value.

Full-Year 2026 Guidance*

Adjusted Metric*	FY2026 Guidance
Identical Sales without fuel**	1.0% - 2.0%
FIFO Operating Profit	$5.0 - $5.2 billion
EPS	$5.10 - $5.30
Free Cash Flow	$2.7 - $2.9 billion
Cap Ex	$3.8 - $4.0 billion
Tax Rate***	23%

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2026 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2026 GAAP financial results.

** Includes approximately 130 basis points unfavorable impact from the Inflation Reduction Act.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws and policies, which cannot be predicted.

Comments from CFO David Kennerley

“For 2026, we expect identical sales without fuel growth of 1.0% to 2.0%, adjusted FIFO operating profit of $5.0 to $5.2 billion, and adjusted EPS of $5.10 to $5.30. Our identical sales without fuel guidance includes an approximately 130 basis point headwind from the Inflation Reduction Act.

This guidance reflects our ability to invest more aggressively in value for customers while improving gross margins, funded by eCommerce reaching profitability, meaningful procurement efficiencies, and productivity gains across the business.”

About Kroger

At The Kroger Co. (NYSE: KR), we are, across our family of companies more than 400,000 associates who serve over 11 million customers daily through an eCommerce and store experience under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Kroger's fourth quarter 2025 ended on January 31, 2026.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “continue,” “drive,” “expect,” “focused,” “future,” “guidance,” “may,” “model,” “opportunities,” “strategy,” “target,” “trends,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates, along with changes in federal policy and at state and federal regulatory agencies; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and eCommerce; the outcome of litigation matters, including those relating to the terminated transaction with Albertsons; and the risks relating to or arising from our opioid litigation settlements, including the risk of litigation relating to persons, entities, or jurisdictions that do not participate in those settlements . Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws and policies, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 8 a.m. (ET) on March 5, 2026 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 5, 2026.

4th Quarter 2025 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items
8.	Adjusted Free Cash Flow
9.	Gross Margin

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Contacts: Media: Holly Stutz Smith (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2025		2024		2025		2024

SALES	$34,725	100.0%	$34,308	100.0%	$147,642	100.0%	$147,123	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	26,602	76.6	26,387	76.9	113,240	76.7	113,720	77.3
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,950	17.1	6,043	17.6	28,308	19.2	25,431	17.3
RENT	205	0.6	206	0.6	872	0.6	877	0.6
DEPRECIATION AND AMORTIZATION	722	2.1	760	2.2	3,332	2.3	3,246	2.2

OPERATING PROFIT	1,246	3.6	912	2.7	1,890	1.3	3,849	2.6

OTHER INCOME (EXPENSE)

NET INTEREST EXPENSE	(149)	(0.4)	(157)	(0.5)	(639)	(0.4)	(450)	(0.3)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN (EXPENSE) BENEFITS	(4)	-	3	-	(10)	-	12	-
GAIN (LOSS) ON INVESTMENTS	23	0.1	(22)	(0.1)	(41)	-	(148)	(0.1)
GAIN ON SALE OF BUSINESS	-	-	-	-	-	-	79	0.1

NET EARNINGS BEFORE INCOME TAX EXPENSE	1,116	3.2	736	2.1	1,200	0.8	3,342	2.3

INCOME TAX EXPENSE	255	0.7	102	0.3	176	0.1	670	0.5

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	861	2.5	634	1.9	1,024	0.7	2,672	1.8

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	-	-	-	-	8	-	7	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$861	2.5%	$634	1.9%	$1,016	0.7%	$2,665	1.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.36		$0.91		$1.55		$3.70

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	629		691		652		715

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.35		$0.90		$1.54		$3.67

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	631		696		655		720

DIVIDENDS DECLARED PER COMMON SHARE	$0.35		$0.32		$1.37		$1.25

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge, rent and depreciation and amortization.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $11 and $30 were recorded in the fourth quarters of 2025 and 2024, respectively. For the year-to-date period, LIFO charges of $157 and $95 were recorded for 2025 and 2024, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 31,	February 1,
	2026	2025
ASSETS
Current Assets
Cash	$228	$216
Temporary cash investments	3,106	3,743
Store deposits in-transit	1,244	1,312
Receivables	2,192	2,195
Inventories	6,892	7,038
Prepaid and other current assets	843	769

Total current assets	14,505	15,273

Property, plant and equipment, net	24,248	25,703
Operating lease assets	6,682	6,839
Intangibles, net	808	834
Goodwill	2,595	2,674
Other assets	1,103	1,293

Total Assets	$49,941	$52,616

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,779	$272
Current portion of operating lease liabilities	665	599
Accounts payable	10,488	10,124
Accrued salaries and wages	1,267	1,330
Other current liabilities	3,886	3,615

Total current liabilities	18,085	15,940

Long-term debt including obligations under finance leases	15,775	17,633
Noncurrent operating lease liabilities	6,461	6,578
Deferred income taxes	1,094	1,417
Pension and postretirement benefit obligations	421	387
Other long-term liabilities	2,169	2,380

Total Liabilities	44,005	44,335

Shareowners' equity	5,936	8,281

Total Liabilities and Shareowners' Equity	$49,941	$52,616

Total common shares outstanding at end of period	614	658
Total diluted shares year-to-date	655	720

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,024	$2,672
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	3,332	3,246
Fulfillment network impairment and related charges	2,497	-
Asset impairment and store closure charges	187	98
Operating lease asset amortization	588	603
LIFO charge	157	95
Share-based employee compensation	157	175
Deferred income taxes	(330)	(102)
Gain on sale of business	-	(79)
Gain on the sale of assets	(13)	(70)
Loss on investments	41	148
Other	1	20
Changes in operating assets and liabilities:
Store deposits in-transit	68	(97)
Receivables	113	(288)
Inventories	(86)	(144)
Prepaid and other current assets	8	(166)
Accounts payable	388	253
Accrued expenses	127	107
Income taxes receivable and payable	(115)	76
Operating lease liabilities	(529)	(609)
Other	(342)	(144)

Net cash provided by operating activities	7,273	5,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(3,855)	(4,017)
Proceeds from sale of assets	76	377
Net proceeds from sale of businesses	52	464
Other	(187)	(52)

Net cash used by investing activities	(3,914)	(3,228)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	43	10,502
Payments on long-term debt including obligations under finance leases	(540)	(4,883)
Dividends paid	(885)	(883)
Financing fees paid	-	(116)
Proceeds from issuance of capital stock	182	127
Treasury stock purchases	(2,699)	(4,156)
Unsettled accelerated share repurchases	-	(1,000)
Other	(85)	(81)

Net cash used by financing activities	(3,984)	(490)

NET (DECREASE) INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	(625)	2,076

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	3,959	1,883
END OF YEAR	$3,334	$3,959

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(3,855)	$(4,017)
Payments for lease buyouts	33	51
Changes in construction-in-progress payables	(40)	343
Total capital investments, excluding lease buyouts	$(3,862)	$(3,623)

Disclosure of cash flow information:
Cash paid during the year for net interest	$633	$252
Cash paid during the year for income taxes	$635	$681

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, jewelry and ship-to-home solutions.  Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.  We include Kroger Delivery sales as identical if the delivery occurs in an existing Kroger Supermarket geography or when the location has been in operation for five full quarters.

IDENTICAL SALES

			EXCLUDING ADJUSTMENT ITEMS
	Fourth Quarter		YEAR-TO-DATE (a)		YEAR-TO-DATE
	2025	2024	2025	2024	2025	2024
EXCLUDING FUEL	$31,120	$30,389	$130,966	$127,244	$131,227	$127,575

EXCLUDING FUEL	2.4%	2.4%	2.9%	1.5%	2.9%	1.5%

(a)    Identical sales, excluding fuel, were adjusted to exclude stores involved in the labor disputes in Colorado in the first quarter of 2025.  Identical sales, excluding fuel, were excluded for the first four weeks of the first quarter for stores involved in this labor dispute.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	January 31,	February 1,
	2026	2025	Change
Current portion of long-term debt including obligations under finance leases	$1,779	$272	$1,507
Long-term debt including obligations under finance leases	15,775	17,633	(1,858)

Total debt	17,554	17,905	(351)

Less: Temporary cash investments	3,106	3,743	(637)

Net total debt	$14,448	$14,162	$286

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	YEAR-TO-DATE
	January 31,	February 1,
	2026	2025
Net earnings attributable to The Kroger Co.	$1,016	$2,665
LIFO charge	157	95
Depreciation and amortization	3,332	3,246
Net interest expense	639	450
Income tax expense	176	670
Adjustment for loss on investments	41	148
Adjustment for labor dispute charges	44	-
Adjustment for store closures	100	-
Adjustment for executive stock compensation for a former executive	(21)	-
Adjustment for merger-related costs (a)	-	684
Adjustment for merger-related litigation and settlement charges	161	-
Adjustment for property losses	-	25
Adjustment for opioid settlement charges and vendor reserves	(6)	(27)
Adjustment for impairment of intangible assets	50	30
Adjustment for gain on sale of Kroger Specialty Pharmacy	-	(79)
Adjustment for severance charge and related benefits	47	32
Adjustment for fulfillment network impairment and related charges	2,497	-
Other	(9)	(12)

Adjusted EBITDA	$8,224	$7,927

Net total debt to adjusted EBITDA ratio	1.76	1.79

(a)    Merger-related costs primarily include third-party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Net earnings attributable to The Kroger Co.	$861	$634	$1,016	$2,665

Adjustment for (gain) loss on investments (a)(b)	(16)	17	33	112
Adjustment for labor dispute charges (a)(c)	-	-	33	-
Adjustment for store closures (a)(d)	-	-	77	-
Adjustment for executive stock compensation for a former executive (a)(e)	-	-	(16)	-
Adjustment for merger-related costs (a)(f)	-	78	-	489
Adjustment for merger-related litigation and settlement charges (a)(g)	12	-	121	-
Adjustment for property losses (a)(h)	-	19	-	19
Adjustment for merger-related net interest expense (a)(i)	-	26	-	26
Adjustment for opioid settlement charges and vendor reserves (a)(j)	(19)	(21)	(3)	(21)
Adjustment for the impairment of intangible assets (a)(k)	34	23	34	23
Adjustment for gain on sale of Kroger Specialty Pharmacy (a)(l)	-	-	-	(60)
Adjustment for severance charge and related benefits (a)(m)	-	24	37	24
Adjustment for fulfillment network impairment and related charges (a)(n)	(60)	-	1,908	-
Executive stock compensation for a former executive income tax adjustment	-	-	(7)	-
Held for sale income tax adjustment	-	-	(34)	(31)

2025 and 2024 Adjustment Items	(49)	166	2,183	581

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$812	$800	$3,199	$3,246

Net earnings attributable to The Kroger Co. per diluted common share	$1.35	$0.90	$1.54	$3.67

Adjustment for (gain) loss on investments (o)	(0.02)	0.02	0.05	0.15
Adjustment for labor dispute charges (o)	-	-	0.05	-
Adjustment for store closures (o)	-	-	0.12	-
Adjustment for executive stock compensation for a former executive (o)	-	-	(0.03)	-
Adjustment for merger-related costs (o)	-	0.12	-	0.67
Adjustment for merger-related litigation and settlement charges (o)	0.02	-	0.18	-
Adjustment for property losses (o)	-	0.03	-	0.03
Adjustment for merger-related net interest expense (o)	-	0.04	-	0.04
Adjustment for opioid settlement charges and vendor reserves (o)	(0.02)	(0.03)	(0.01)	(0.03)
Adjustment for the impairment of intangible assets (o)	0.05	0.03	0.05	0.03
Adjustment for gain on sale of Kroger Specialty Pharmacy (o)	-	-	-	(0.08)
Adjustment for severance charge and related benefits (o)	-	0.03	0.05	0.03
Adjustment for fulfillment network impairment and related charges (o)	(0.10)	-	2.91	-
Executive stock compensation for a former executive income tax adjustment (o)	-	-	(0.01)	-
Held for sale income tax adjustment (o)	-	-	(0.05)	(0.04)

2025 and 2024 Adjustment Items	(0.07)	0.24	3.31	0.80

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.28	$1.14	$4.85	$4.47

Average number of common shares used in diluted calculation	631	696	655	720

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for (gain) loss on investments were $(23) and $22 in the fourth quarters of 2025 and 2024, respectively. The year-to-date pre-tax adjustments for (gain) loss on investments were $41 and $148 in 2025 and 2024, respectively.

(c)	The pre-tax adjustments to Sales, COGS and OG&A expenses for labor dispute charges were $44.

(d)	The pre-tax adjustment to OG&A expenses for store closures was $100.

(e)	The pre-tax adjustment to OG&A expenses for executive stock compensation for a former executive was $(21).

(f)	The pre-tax adjustment to OG&A expenses for merger-related costs was $175 in the fourth quarter of 2024. The year-to-date pre-tax adjustment to OG&A expenses for merger-related costs was $684 in 2024.

(g)	The pre-tax adjustment to OG&A expenses for merger-related litigation and settlement charges was $17 in the fourth quarter of 2025. The year-to-date pre-tax adjustment to OG&A expenses for merger-related litigation and settlement charges was $161 for 2025.

(h)	The pre-tax adjustment to OG&A expenses for property losses was $25.

(i)	The pre-tax adjustment to net interest expense for merger-related net interest expense was $34.

(j)	The pre-tax adjustments to OG&A expenses for opioid settlement charges and vendor reserves were $(28) and $(27) in the fourth quarters of 2025 and 2024, respectively. The year-to-date pre-tax adjustments to OG&A expenses for opioid settlement charges and vender reserves were $(6) and $(27) in 2025 and 2024, respectively.

(k)	The pre-tax adjustments to OG&A expenses for impairment of intangible assets were $50 and $30 in the fourth quarters and year-to-date in 2025 and 2024, respectively.

(l)	The pre-tax adjustment for gain on sale of Kroger Specialty Pharmacy was $(79).

(m)	The pre-tax adjustment to OG&A expenses for severance charge and related benefits was $32 in the fourth quarter of 2024. The year-to-date pre-tax adjustments to OG&A expenses for severance charges and related benefits were $47 in 2025 and $32 in 2024.

(n)	The pre-tax adjustment to OG&A expenses for fulfillment network impairment and related charges was $(88) in the fourth quarter of 2025. The year-to-date pre-tax adjustment to OG&A expenses for fulfillment network impairment and related charges was $2,497 in 2025.

(o)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2025 Fourth Quarter Adjustment Items include adjustments for the gain on investments, merger-related litigation and settlement charges, fulfillment network impairment and related charges, opioid settlement charges and vendor reserves and impairment of intangible assets.

2025 Adjustment Items include the Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2025 for the loss on investments, labor dispute charges, store closures, executive stock compensation for a former executive, merger-related litigation costs and settlement charges, opioid settlement charges and vendor reserves, severance charge and related benefits, fulfillment network impairment and related charges, executive stock compensation for a former executive income tax and held for sale income tax.

2024 Fourth Quarter Adjustment Items include adjustments for the loss on investments, severance charge and related benefits, impairment of intangible assets, property losses, merger-related costs, merger-related net interest expense and opioid settlement charges.

2024 Adjustment Items include the Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2024 for loss on investments, merger-related costs, the gain on sale of Kroger Specialty Pharmacy and held for sale income tax.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Operating profit	$1,246	$912	$1,890	$3,849
LIFO charge	11	30	157	95

FIFO operating profit	1,257	942	2,047	3,944

Adjustment for labor dispute charges	-	-	44	-
Adjustment for store closures	-	-	100	-
Adjustment for executive stock compensation for a former executive	-	-	(21)	-
Adjustment for merger-related costs (a)	-	175	-	684
Adjustment for merger-related litigation and settlement charges	17	-	161	-
Adjustment for property losses	-	25	-	25
Adjustment for opioid settlement charges and vendor reserves	(28)	(27)	(6)	(27)
Adjustment for the impairment of intangible assets	50	30	50	30
Adjustment for severance charge and related benefits	-	32	47	32
Adjustment for fulfillment network impairment and related charges	(88)	-	2,497	-
Other	(2)	(3)	(14)	(14)

2025 and 2024 Adjustment items	(51)	232	2,858	730

Adjusted FIFO operating profit excluding the adjustment items above	$1,206	$1,174	$4,905	$4,674

(a)    Merger-related costs primarily include third party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 8.  Adjusted Free Cash Flow

(in millions)

(unaudited)

Adjusted free cash flow is an important performance measure used by management, and management believes it is also a useful metric for investors and analysts to evaluate the Company's ability to generate additional funding from business operations available for dividends, managing debt levels, share repurchases and other strategic investments.  Adjusted free cash flow is one of the key financial indicators of the Company's business performance and the Company also uses adjusted free cash flow to evaluate the Company's senior management.  However, adjusted free cash flow is not a measure of financial performance or liquidity under GAAP and, therefore, should not be considered an alternative to net earnings or net cash provided by operating activities as an indicator of the Company's performance or liquidity.  Although free cash flow is a relatively standard term, numerous methods exist for calculating free cash flow. As a result, the method used by the Company's management to calculate adjusted free cash flow may differ from methods other companies use to calculate free cash flow.

The following table sets forth a reconciliation of net cash provided by operating activities to adjusted free cash flow.

	YEAR-TO-DATE
	January 31,	February 1,	February 3,
	2026	2025	2024
Net cash provided by operating activities	$7,273	$5,794	$6,788

Payments for property and equipment, including payments for lease buyouts	(3,855)	(4,017)	(3,904)

Free Cash Flow	3,418	1,777	2,884

Adjustment for merger-related costs	-	489	-
Adjustment for merger-related litigation and settlement charges	121	-	-
Adjustment for merger-related net interest expense	-	26	-
Adjustment for payments related to the Ocado exit liability	105	-	-
Adjustment for company pension plans and payments related to the restructuring of multi-employer pension plans	57	57	298
Adjustment for payments related to opioid settlements	167	150	33

Adjusted Free Cash Flow	$3,868	$2,499	$3,215

Table 9. Gross Margin

(in millions, except percentages)

(unaudited)

In the Consolidated Statements of Operations within Table 1, the Company separately presents rent and depreciation and amortization to evaluate operational effectiveness. The table below calculates gross margin in accordance with Generally Accepted Accounting Principles ("GAAP") by including a portion of rent and depreciation and amortization related to the Company's manufacturing and warehousing and transportation activities.

The following table provides the calculation of gross profit and gross margin in accordance with GAAP.

	FOURTH QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Sales	$34,725	$34,308	$147,642	$147,123
Merchandise costs, including advertising, warehousing and transportation and LIFO charge, excluding rent and depreciation and amortization	26,602	26,387	113,240	113,720
Rent	14	14	58	66
Depreciation and amortization	93	134	590	589
Gross profit	$8,016	$7,773	$33,754	$32,748

Gross margin	23.1%	22.7%	22.9%	22.3%